Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-84352 and 33-65183) of The Goodyear Tire & Rubber Company of our report dated June 25, 2004 relating to the financial statements of the Employee Savings Plan for Bargaining Unit Employees, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio
June 24, 2005